Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp
One Manhattan West New York, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com June 1, 2026 FedEx Freight Holding Company, Inc. 8285 Tournament Drive Memphis, Tennessee 38125

FIRM/AFFILIATE
OFFICES

________

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

________

ABU DHABI

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SINGAPORE

TOKYO

TORONTO

Re:	FedEx Freight Holding Company, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to FedEx Corporation in connection with the registration statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) of FedEx Freight Holding Company, Inc., a Delaware corporation (the “Company”), to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration of 14,000,000 shares (the “Shares”) of common stock, par value $0.10 per share (“Common Stock”), of the Company available for future issuance under the FedEx Freight Holding Company, Inc. 2026 Omnibus Stock Incentive Plan and the FedEx Freight Holding Company, Inc. Employee Stock Purchase Plan (collectively, the “Plans”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act (the “Rules and Regulations”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)             the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)             the Plans;

(c)             an executed copy of a certificate of Clement Edward Klank III, Executive Vice President — Chief Human Resources and Legal Officer of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)             a copy of the Company’s Amended and Restated Certificate of Incorporation, certified pursuant to the Secretary’s Certificate as being in effect as of the date hereof (the “Amended and Restated Certificate of Incorporation”), and the Company’s certificate of incorporation certified pursuant to the Secretary’s Certificate as being in effect at the time of adoption of each of the Plans;

FedEx Freight Holding Company, Inc.

June 1, 2026

(e)             a copy of the Company’s Amended and Restated Bylaws, certified pursuant to the Secretary’s Certificate as being in effect as of the date hereof (the “Amended and Restated Bylaws”), and the Company’s bylaws certified pursuant to the Secretary’s Certificate as being in effect at the time of adoption of each of the Plans; and

(f)              a copy of certain resolutions of the Board of Directors of the Company relating to the approval of the Plans, the filing of the Registration Statement and certain related matters, and certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Amended and Restated Certificate of Incorporation and the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to an eligible individual’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards or cash-based awards are granted pursuant to the Plans will be consistent with the Plans and will be duly authorized, executed and delivered by the parties thereto, (iv) the issuance of the Shares does not and will not (a) except to the extent expressly stated in the opinion contained herein, violate any statute to which the Company or such issuance is subject, or (b) constitute a violation of, or a breach under, or require the consent or approval of any other person under any agreement or instrument binding on the Company (except that we do not and will not make this assumption with respect to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments), (v) the Company will continue to have sufficient authorized shares of Common Stock and (vi) the Company’s authorized capital stock is as set forth in the Amended and Restated Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

FedEx Freight Holding Company, Inc.

June 1, 2026

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in the Plans in accordance with the terms and conditions of the Plans and applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the general Rules and Regulations of the Commission promulgated under the Securities Act. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MSH